UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RCM Technologies, Inc.	Tel: 856.356.4500
2500 McClellan Avenue	Fax: 856.356.4600
Pennsauken, NJ 08109	www.rcmt.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 18, 2025

To Our Stockholders:

The RCM Technologies, Inc. 2025 Annual Meeting of Stockholders will be held on Thursday, December 18, 2025, at 4:00 p.m. Eastern time. As it has been over the past several years, this year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the live webcast of the meeting by visiting https://meetings.lumiconnect.com/200-437-837-102 and entering password: rcm2025.

The purposes of the meeting are to:

1.	Elect four directors to hold office until the Annual Meeting of Stockholders to be held in 2026 and until their successors are duly elected and qualified;

2.	Approve our 2025 Omnibus Equity Compensation Plan;

3.	Ratify our Audit Committee’s selection of EisnerAmper LLP as our independent accountants for our fiscal year ending January 3, 2026;

4.	Conduct an advisory vote to approve the compensation of our named executive officers for 2024;

5.	Conduct an advisory vote regarding the frequency of future advisory votes on compensation of our named executive officers; and

6.	Transact such other business as may properly come before the meeting or any adjournment(s) of the meeting.

We have fixed October 22, 2025 as the record date for determining the stockholders entitled to vote at the meeting. You are not entitled to notice of, or to vote at, the meeting if you were not a stockholder of record at the close of business on that date.

You are cordially invited to attend the meeting (on a virtual basis, which will be the only means of attending this year’s meeting). Whether or not you expect to attend the meeting, please sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at the meeting. The enclosed envelope requires no postage if mailed within the United States. Most of our stockholders hold their shares in “street name” through brokers, banks and other nominees and may choose to vote their shares by telephone instead of using the enclosed proxy card. If you wish to vote by telephone, please follow the instructions on your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Kevin D. Miller Secretary

Pennsauken, New Jersey
November 13, 2025

RCM TECHNOLOGIES, INC.

2500 McClellan Avenue
Suite 350
Pennsauken, New Jersey 08109

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 18, 2025

About this Proxy Statement

Our Board of Directors is soliciting proxies to be used at our 2025 Annual Meeting of Stockholders. The meeting will be a virtual meeting on Thursday, December 18, 2025, at 4:00 p.m. Eastern time. This proxy statement, the notice of annual meeting and the form of proxy will be mailed to stockholders beginning on or about November 13, 2025.

VOTING PROCEDURES

Who Can Vote

Only RCM common stockholders at the close of business on the record date, October 22, 2025, may vote at the annual meeting. You are entitled to cast one vote for each share of RCM common stock that you owned as of the close of business on the record date. At the close of business on the record date, there were 7,410,510 shares of RCM common stock outstanding.

How You Can Vote

You can vote by:

•	marking your proxy card, dating and signing it, and returning it in the postage-paid envelope we have provided,

•	phoning in your vote using the information provided on your voting form, or

•

attending the meeting and voting on line during the meeting; registered holders and beneficial owners with shares held in street name (held in the name of a broker or other nominee) may vote online at the meeting by visiting the following Internet website: https://meetings.lumiconnect.com/200-437-837-102, entering password: rcm2025, and providing the 11-digit control number included in the notice of annual meeting, on their proxy card or on the instructions that accompanied the proxy materials. Beneficial owners with shares held in street name must obtain a legal proxy from their broker or other nominee to vote online at the meeting.

VOTING PROCEDURES (CONT’D)

How You Can Revoke Your Proxy or Change Your Vote

You can revoke your proxy at any time before it is voted at the meeting by:

•	sending a written notice that you have revoked your proxy to our Secretary, Kevin D. Miller, at 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109-4613,

•	submitting a later-dated proxy card, or

•	attending the meeting and voting on line in accordance with the process set forth above.

If a bank, broker or other holder of record holds your shares in its name, you must obtain a proxy card executed in your favor from the holder of record to be able to vote your shares at the meeting.

General Information on Voting

A quorum must exist for voting to take place at the meeting. A quorum exists if holders of a majority of the outstanding shares of our common stock are present at the meeting in person or are represented by proxy at the meeting.

Director nominees are elected by a majority vote, meaning that a nominee for director is elected only if he or she receives the affirmative vote of a majority of the total votes cast for and against such nominee. All other matters to be voted upon at the meeting must be approved by a majority of the votes cast on those matters.

Shares represented by a proxy marked “abstain” on any matter will be considered present at the meeting for purposes of determining whether there is a quorum but will not be considered as votes cast on that matter. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will be considered present at the meeting for purposes of determining a quorum but will not be considered as votes cast on matters as to which there is a “broker non-vote.” Abstentions and “broker non-votes” will therefore have no effect on the outcome of any vote taken at the meeting.

Shares that have been properly voted and not revoked will be voted at the meeting in accordance with the instructions on your proxy card. If you sign your proxy card but do not mark your choices, Bradley S. Vizi or Kevin D. Miller, the persons named on the enclosed proxy card, will vote the shares represented by your proxy card:

●	FOR the persons we nominated for election as directors (Proposal No. 1);

●	FOR approval of our 2025 Omnibus Equity Compensation Plan (Proposal No. 2);

●	FOR the ratification of our Audit Committee’s selection of EisnerAmper LLP, PC as our independent accountants for our fiscal year ending January 3, 2026 (Proposal No. 3); and

●	FOR approval of an advisory resolution approving the compensation of our named executive officers for 2024 (Proposal No. 4).

●	FOR the option of “ONE YEAR” in the advisory vote regarding the frequency of future advisory votes on compensation of our named executive officers (Proposal No. 5).

If any other matters are properly presented at the meeting for consideration, Mr. Vizi and Mr. Miller will have the discretion to vote on those matters for you. Currently, we are not aware of any such matters.

Costs of Solicitation

We will pay for preparing, assembling and mailing this proxy statement. Our directors, officers and employees may solicit proxies through the mail, direct communication or otherwise. None of our directors, officers or employees will receive additional compensation for soliciting proxies. We may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses for forwarding proxy and solicitation materials to stockholders.

Instructions to Attend the Meeting

Record Holders: If you were a holder of record of common stock of RCM at the close of business on October 22, 2025 (i.e. your shares are held in your own name in the records of RCM’s transfer agent, Equiniti Trust Company, LLC (“Equiniti”), you can attend the meeting by visiting https://meetings.lumiconnect.com/200-437-837-102 and entering the 11-digit control number previously provided to you in your proxy materials. The password for the virtual meeting is rcm2025. If you are a shareholder of record and you have misplaced your 11-digit control number, please call Equiniti toll free at (800) 937-5449 or directly at (718) 921-8124.

Beneficial Owners: If you were a beneficial owner of common stock of RCM at the close of business on October 22, 2025 (i.e. you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee), you must register in advance in order to attend the meeting. To register, please obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to Equiniti to receive an 11-digit control number that may be used to access the virtual meeting site provided above. Any control number that was previously provided with your proxy materials, likely a 16-digit number, will not provide access to the virtual meeting site. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by Equiniti no later than 5:00 p.m. Eastern time on December 7, 2025. All such requests should be submitted (1) by email to proxy@equiniti.com, (2) by facsimile to (718) 765-8730 or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 48 Wall Street, Floor 23, New York, NY 10005. Obtaining a legal proxy may take several days and shareholders are advised to register as far in advance as possible. Once you have obtained your 11-digit control number from Equiniti, please follow the steps set forth above for shareholders of record to attend the meeting.

Attending the Meeting as a Guest: Guests may attend the meeting in “listen-only” mode by visiting https://meetings.lumiconnect.com/200-437-837-102 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote or ask questions at the meeting.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be Held on December 18, 2025

This proxy statement and our 2024 annual report to stockholders are available at

http://www.astproxyportal.com/ast/08117/

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table lists the persons we know to be beneficial owners of at least five percent of our common stock as of November 5, 2025.

Name and Address of Beneficial Owner	Number of Shares	Approximate Percentage of Outstanding Common Stock(1)

Ben Andrews(2)	535,048	7.2%
P. O. Box 357303
Gainesville, FL 32635

Renaissance Technologies LLC(3)	485,473	6.6%
800 Third Avenue
New York, NY 10022

(1)	Based on 7,410,510 shares outstanding as of November 5, 2025.
(2)	Based on the Schedule 13G filed with the Commission on January 4, 2024. The filing states that Mr. Andrews exercises sole voting and dispositive power over all such shares.
(3)	Based on Amendment No. 8 to Schedule 13G filed with the Commission on February 13, 2025. The filing states that Renaissance Technologies LLC has sole voting and dispositive power over all such shares.

Security Ownership of Management

The following table lists the number of shares of our common stock beneficially owned, as of November 5, 2025, by each director and director nominee, each of our executive officers, certain members of our senior management, and by our directors and executive officers as a group. In general, beneficial ownership includes those shares a person has the power to vote or transfer, as well as shares owned by immediate family members who live with that person.

Name	Number of Shares	Approximate Percentage of Outstanding Common Stock(1)
Bradley S. Vizi(2)	1,361,173	18.9%
Chigozie O. Amadi(3)	13,246	*
Swarna Srinivas Kakodkar(3)	56,566	*
Jayanth S. Komarneni(3)	61,548	*
Kevin D. Miller	453,600	6.1%
Michael Saks	94,372	1.3%
All directors and executive officers as a group (6 persons)(4)	2,090,415	28.0%

*	Represents less than one percent of our outstanding common stock.

(1)	Based on 7,410,510 shares outstanding as of November 5, 2025.
(2)	Includes 50,000 shares that will vest on January 2, 2026.
(3)	Includes 1,944 shares that will vest on December 12, 2025.
(4)	Includes 5,832 shares that will vest on December 12, 2025, and 50,000 shares that will vest on January 2, 2026.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect four (4) directors at the Annual Meeting, each to serve until his or her successor is duly elected at the 2026 annual meeting and qualified. Your Board has nominated for election as director Bradley S. Vizi, Chigozie O. Amadi, Swarna Srinivas Kakodkar and Jayanth S. Komarneni.

Ms. Srinivas Kakodkar and Messrs. Vizi, Amadi and Komarneni have consented to serve a term on our Board of Directors, and the persons named as proxy holders on the enclosed proxy card, Mr. Vizi and Mr. Miller, intend to vote FOR the election of Ms. Srinivas Kakodkar and Messrs. Vizi, Amadi and Komarneni unless you mark a contrary instruction on your proxy card. Unless you indicate otherwise on your proxy card, if any of Ms. Srinivas Kakodkar or Messrs. Vizi, Amadi and Komarneni is unable to serve as a director at the time of the Annual Meeting, Mr. Vizi or Mr. Miller will vote FOR the election of another person that the Board may nominate in their place.

Set forth below are brief descriptions of the nominees for election as director and of the continuing directors. The descriptions for the directors set forth the experience, qualifications, attributes and skills that have led the Board’s Nominating & Corporate Governance Committee and the Board to conclude that these individuals should serve as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF BRADLEY S. VIZI, CHIGOZIE O. AMADI, SWARNA SRINIVAS KAKODKAR AND JAYANTH S. KOMARNENI AS MEMBERS OF OUR BOARD OF DIRECTORS.

Nominees for Election as Directors

Bradley S. Vizi, Director since 2013, age 41

Mr. Vizi has served as our Executive Chairman & President since June 2018. Previously Mr. Vizi served as our Chairman of the Board since September 2015 and a board member since December 2013. From February 2016 to June 2022, Mr. Vizi served as a member of the Board of Directors at L.B. Foster (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. Mr. Vizi founded Legion Partners, Inc. in 2010 and Legion Partners Asset Management, LLC in 2012, where he served as Managing Director and Portfolio Manager until October 2017. From 2007 to 2010, Mr. Vizi was an investment professional at Shamrock Capital Advisors, Inc. (“Shamrock”), the alternative investment vehicle of the Disney Family. Prior to Shamrock, from 2006 to 2007, Mr. Vizi was an investment professional with the private equity group at Kayne Anderson Capital Advisors L.P. Mr. Vizi is a CFA Charterholder and graduated from the Wharton School at the University of Pennsylvania.

Mr. Vizi’s significant public company experience is particularly valuable in the areas of strategy, operations, capital allocation, compensation planning, corporate governance and marketing the Company to the investment community.

Nominees for Election as Directors (Continued)

Chigozie O. Amadi, Director since 2022, age 41

Mr. Amadi has served since October 2019 as the Chief Financial Officer for The Siegel Group, a conglomerate of private companies focusing on investments and management of real estate and food and beverage businesses. Mr. Amadi leads the departments of accounting, finance, payroll, acquisitions, and dispositions. Before his current role, Mr. Amadi previously served as Director of Real Estate Investments for The Siegel Group. Mr. Amadi also worked for Wells Fargo & Company, providing secured and unsecured financing to REITs and private real estate firms. Mr. Amadi holds a J.D. from Loyola Law School and a B.A. from the University of Pennsylvania and is an active member of the California Bar.

Mr. Amadi’s extensive experience overseeing the preparation and aggregation of the financial performance of multiple companies, in addition to supervising the audits and financial professionals responsible for those audits, and his legal acumen, allow him to make valuable contributions to all of the Company’s business segments.

Swarna Srinivas Kakodkar, Director since 2019, age 42

Ms. Kakodkar is a seasoned technology executive with over 15 years of experience building organizations that develop high-impact software to serve enterprises, developers, and consumers. Ms. Kakodkar currently leads a product management organization at Google. She previously led product and technical teams at Amazon Web Services, where she launched services that have touched millions of users. Prior to that, she held various roles at Facebook, where she oversaw the development of digital advertising products and global partnerships with some of Facebook’s largest customers. Prior to joining Facebook, Ms. Kakodkar worked at AOL Platforms, where she developed capital allocation strategies, managed M&A activity, and built technology partnership programs. She chairs our Compensation Committee, serves on our Audit Committee, and serves on our Nominating/Governance Committee. She holds an MBA from Harvard Business School and a B.A. from Harvard College.

Ms. Kakodkar’s extensive experience in digital marketing, financial modeling, enterprise software, implementation of new technologies, and management and retention of diverse employee groups, allow her to make valuable contributions to all of the Company’s business segments.

Nominees for Election as Directors (Continued)

Jayanth S. Komarneni, Director since 2020, age 42

Mr. Komarneni is the founder and chair of the Human Diagnosis Project (‘Human Dx’), an open medical intelligence system. Human Dx has brought together top medical organizations (including the American Medical Association, the American Board of Medical Specialties, and the National Association of Community Health Centers), health systems (including research collaborations with Harvard, Johns Hopkins, UCSF, Stanford, and Kaiser Permanente), and financial supporters (including the European Union, the MacArthur Foundation, the Gordon & Betty Moore Foundation, Union Square Ventures, and Andreessen Horowitz). Before founding Human Dx, Mr. Komarneni advised leadership at some of the world's preeminent organizations while working at McKinsey & Company and Bain & Company. Mr. Komarneni's work spanned stakeholders in the social, public, and private sectors, including foundations, governments, companies (in the life sciences, health care, technology, energy, and financial services industries), and alternative investment firms. After McKinsey and Bain, he helped launch and operate Greenoaks Capital Management, a global alternative investment firm, as its first employee. Mr. Komarneni also participated in Y Combinator, the world's leading technology accelerator. Mr. Komarneni has degrees that include an MSc in Global Health Science from the University of Oxford and an MBA from the Wharton School, and an M.S. in Biotechnology from the School of Engineering and Applied Science at the University of Pennsylvania.

Mr. Komarneni's prior background founding, advising, and working at leading organizations in the technology, healthcare, investment, professional services, and life sciences industries helps contribute across RCM's diverse business segments from strategic and operational perspectives.

OUR EXECUTIVE OFFICERS

The following table lists our executive officers. Our Board elects our executive officers annually for terms of one year and may remove any of our executive officers with or without cause.

Name	Age	Position
Bradley S. Vizi	41	Executive Chairman & President
Kevin D. Miller	59	Chief Financial Officer, Treasurer and Secretary
Michael Saks	69	Division President, Health Care Services

Bradley S. Vizi. See above.

Kevin D. Miller has served as our Chief Financial Officer, Secretary and Treasurer since October 2008. From July 1997 until September 2008, he was Senior Vice President of RCM. From 1996 until July 1997, Mr. Miller served as an Associate in the corporate finance department of Legg Mason Wood Walker, Incorporated. From 1995 to 1996, Mr. Miller was a business consultant for the Wharton Small Business Development Center. Mr. Miller previously served as a member of both the audit and corporate finance groups at Ernst & Young LLP. Mr. Miller has a Bachelor of Science in Accounting from The University of Delaware and a Masters in Business Administration with a concentration in Finance from the Wharton School at The University of Pennsylvania.

Michael Saks has served as our Division President of Health Care Services since June 2018. From May 2007 to June 2018 he was the Senior Vice President and General Manager of our Health Care Services Division. From January 1994 until May 2007 he was the Vice President and GM of our Health Care Services Division. Prior to joining RCM, Mr. Saks served as a corporate executive at MS Executive Resources, MA Management and Group 4 Executive Search. Mr. Saks has over 31 years of executive management, sales and recruiting experience. Mr. Saks has a Bachelor of Science in Accounting and Finance from Fairleigh Dickinson University.

EXECUTIVE COMPENSATION

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to the executives is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executives, including the named executive officers, are similar to those provided to other executive officers. Our named executive officers for the year ended December 28, 2024 (fiscal 2024) are Messrs. Vizi, Miller and Saks.

In addition to referring herein to fiscal 2024, we also refer to our fiscal year ended December 30, 2023 (fiscal 2023).

As part of our ongoing effort to better align our leadership, corporate governance structure and compensation methodologies with the interests and perspectives of our stockholders, members of our Board of Directors and management team periodically speak with many of our more significant stockholders. Mindful of the input of these stockholders and motivated by our commitment to the implementation of best practices in corporate governance and compensation, the Compensation Committee and our Board have undertaken over the last several years a series of efforts with respect to compensation reform, including the following steps:

●	Prohibiting tax gross-ups in all future employment agreements;

●	Requiring future employment agreements to contain a “double trigger” with respect to executive change-in-control payments; and

●	Adopting an incentive payment claw-back policy for named executive officers.

On March 8, 2024, the Compensation Committee granted Mr. Vizi, under the Company’s 2014 Omnibus Equity Compensation Plan (the “2014 Plan”) a maximum of 50,000 performance stock units (“PSUs”). The number of PSUs to ultimately be earned and vested was to be determined based on the level of achievement with respect to established levels of EBITDA during a performance period beginning on December 31, 2023 and ending on December 28, 2024. These levels were not achieved and thus no shares were earned under this grant. However, in accordance with applicable regulations of the Commission, the value of these PSUs as of their grant date is included in the Summary Compensation Table for fiscal year 2024, since the grant date occurred during that year.

EXECUTIVE COMPENSATION (CONT’D)

On February 16, 2024, the Compensation Committee granted Mr. Vizi under the 2014 Plan a target amount of 250,000 PSUs, allocated into four equal tranches over a four-year period. The number of PSUs that will ultimately be earned and vested shall be determined based on the level of achievement with respect to certain individual performance goals established by the Compensation Committee, with 25% of such PSUs to vest with respect to achievement measured on an annual basis as to each of the Company’s 2024, 2025, 2026 and 2027 fiscal years. Threshold, target and maximum levels of performance have been established, with the following number of PSUs to be earned in each fiscal year with respect to the level of achievement during such fiscal year: threshold – 25,000; target – 50,000; maximum – 62,500. The grant is subject to accelerated vesting in the event of a Change in Control (as defined in the 2014 Plan), or termination as a result of death or disability, prior to the end of any applicable performance period. For fiscal year 2024, Mr. Vizi earned 62,500 shares. In accordance with applicable regulations of the Commission, the value of the entire target grant of RSUs is included in the Summary Compensation Table for fiscal year 2024, since the grant date occurred during that year.

On January 23, 2024, the Compensation Committee granted Mr. Saks under the 2014 Plan 2,668 restricted stock units (“RSUs”), valued at a total of $75,000 based on the closing price of the common stock on the Nasdaq Stock Market on the date of grant, to vest on January 23, 2029. In accordance with applicable regulations of the Commission, the value of these RSUs is included in the Summary Compensation Table for fiscal year 2024, since the grant date occurred during that year.

On June 23, 2023, the Compensation Committee granted Mr. Saks under the 2014 Plan 4,179 RSUs, valued at a total of $75,000 based on the closing price of the common stock on the Nasdaq Stock Market on the date of grant, to vest over a period of five years in equal installments beginning in January 2024 and continuing through each January thereafter through 2028. In accordance with applicable regulations of the Commission, the value of these RSUs is included in the Summary Compensation Table for fiscal year 2023, since the grant date occurred during that year.

On January 1, 2023, the Compensation Committee granted Mr. Vizi under the 2014 Plan 250,000 RSUs, which will become vested in five (5) equal annual installments of 50,000 RSUs on each of the first five anniversaries of January 1, 2023, so long as he remains continuously employed by the Company through such vesting dates, except vesting will be accelerated if his employment terminates prior to such vesting dates on account of death, disability or a covered termination following a change in control. In accordance with applicable regulations of the Commission, the value of these RSUs is included in the Summary Compensation Table for fiscal year 2023, since the grant date occurred during that year.

EXECUTIVE COMPENSATION (CONT’D)

Summary Compensation Table

The following table lists, for fiscal 2024 and fiscal 2023, cash and other compensation paid to, or accrued by us, for our chief executive officer, our chief financial officer and our other executive officer serving as of December 28, 2024 in accordance with Item 402(a)(3)(iv) of Regulation S-K.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total

Bradley S. Vizi	2024	$475,000	$-	$7,250,000	$-	$6,221	$7,731,221
Executive Chairman & President	2023	$475,000	$-	$3,125,000	$-	$6,468	$3,606,274

Kevin Miller	2024	$370,000	$-	$-	$-	$22,197	$392,197
Chief Financial Officer	2023	$370,000	$-	$-	$-	$23,294	$393,294

Michael Saks	2024	$300,000	$-	$75,000	$-	$14,896	$389,896
Division President,	2023	$300,000	$-	$73,013	$-	$15,607	$389,176
Health Care Services

(1)

These amounts are based upon the grant date fair value of the option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in the column are set forth in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 filed with the Commission.

With respect to Mr. Vizi, these amounts represent the following:

a.

For 2024, the value given to the February 16, 2024 PSU grant is $7,250,000, which is the grant date fair value of all 250,000 shares that may vest under the award. This PSU award may vest up to 62,500 shares each year for four years.

b.

For 2023, the value given to the time-based award is $3,125,000, which is the grant date fair value of all 250,000 shares that may vest under the award. The time-based award is expected to vest 50,000 shares for the five anniversaries following the grant date.

With respect to Mr. Saks, these amounts represent the following:

a.

For 2024, the value given to the January 23, 2024 time-based grant is $75,000, which is the grant date fair value of the award of the 2,668 shares that may vest in five years from the date of the grant.

b.	For 2023, the grant date fair value of time-based awards for 4,179 shares to vest five years from date of grant.

(2)

These amounts primarily represent premiums paid for medical, life and disability insurance on each of the officers named in this table, as follows: 2024, Messrs. Vizi, Miller and Saks, $6,221, $22,197 and $14,896, respectively; and 2023, Messrs. Vizi, Miller and Saks, $6,468, $23,294 and $15,607, respectively.

During our 2024 and 2023 fiscal years, certain of the officers named in this table may have received personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any fiscal year, exceed $10,000.

EXECUTIVE COMPENSATION (CONT’D)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unvested restricted share units as of December 28, 2024. No options to purchase common stock were outstanding on such date.

	Number of Shares or Units of Stock That Have	Market Value of Shares or Units of Stock That Have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	Not Vested	Not Vested(1)	Not Vested	Not Vested

Bradley S. Vizi(2)	500,000	$11,585,000	-	-

Michael Saks(3)	16,011	$370,975	-	-

(1)

Calculated by multiplying the number of shares in the preceding column by $23.17, the closing price per share of the Company’s common stock on December 27, 2024, the last trading day of our last fiscal year.

(2)

Mr. Vizi’s shares include the following: a) 50,000 target shares from the PSU dated March 8, 2024 PSU (none vested in fiscal 2025); b) 250,000 shares from the February 16, 2024 PSU grant, the maximum number of shares that may vest (62,500 vested in fiscal 2025): and c) 200,000 time-based restricted stock units (RSUs) granted on January 1, 2023, which may vest in four equal installments over four years (50,000 vested in fiscal 2025).

(3)

Mr. Saks received 10,000 RSUs in February 2022 that will vest in February 2027; 3,343 RSUs that will vest in equal installments in fiscals 2025, 2026, 2027 and 2028; and 2,668 RSUs that will vest in January of 2029.

EXECUTIVE COMPENSATION (CONT’D)

Compensation of Directors

Our employee directors do not receive any compensation for serving on our Board or its committees, other than the compensation they receive for serving as employees of RCM.

Non-employee members of the Board received compensation in accordance with the following structure, which was approved by our Compensation Committee on, and implemented effective, January 1, 2018:

●	Annual cash retainer of $45,000, payable in equal monthly installments.

●	No meeting fees.

●

Annual equity grants of $45,000, in the form of RSUs with 1-year vesting feature (subject to acceleration upon Change in Control or separation from service in the same manner as the RSU grants made in December 2017), with delivery of the shares of common stock underlying to such RSUs to be made upon vesting; provided that, except for sales of shares in an amount no greater than required to generate an amount equal to the income tax on such shares, non-employee directors shall be required to retain shares delivered upon vesting unless, immediately following any such sale, such director would comply with the Company’s ownership guidelines.

●

Payment of the following additional annual retainers: Chairman of the Board (if independent) $25,000; Audit Committee chair $10,000; Compensation Committee chair $10,000; Nominating and Corporate Governance Committee chair $5,000.

●	No other committee fees, for service or for meetings.

The following table lists cash and other compensation paid to, or accrued by us for, our Board of Directors for our fiscal year ended December 28, 2024.

Non-Employee Director Compensation Table

Name and Principal Position	Fees Earned Or Paid In Cash	Equity Awards(1)	All Other Compensation	Total
Chigozie O. Amadi	$55,000	$45,000	-	$100,000
Swarna Srinivas Kakodkar	$55,000	$45,000	-	$100,000
Jayanth S. Komarneni	$50,000	$45,000	-	$95,000

(1)

These amounts are based upon the grant date fair value of the option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in the column are set forth in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 filed with the Commission. As of December 28, 2024, Mr. Amadi, Ms. Kakodkar and Mr. Komarneni each had 1,944 unvested equity awards outstanding.

EXECUTIVE COMPENSATION (CONT’D)

Executive Severance Agreement and Change in Control Agreement

The Company is a party to an Executive Severance Agreement (the “Executive Severance Agreement”) with each of Bradley S. Vizi, the Company's Executive Chairman and President (amended and restated as of March 12, 2025), and Kevin D. Miller, the Company’s Chief Financial Officer (dated as of February 28, 2014, as amended), which set forth the terms and conditions of certain payments to be made by the Company to the executive in the event, while employed by the Company, such executive experiences (a) a termination of employment unrelated to a “Change in Control” (as defined therein) or (b) there occurs a Change in Control and either (i) the executive’s employment is terminated for a reason related to the Change in Control or (ii) in the case of Mr. Miller, the executive remains continuously employed with the Company for a period of three months following the Change in Control.

Under the terms of the Executive Severance Agreement, if either (a) the executive is involuntarily terminated by the Company for any reason other than “Cause” (as defined therein), “Disability” (as defined therein) or death, or (b) the executive resigns for “Good Reason” (as defined therein), and, in each case, the termination is not a “Termination Related to a Change in Control” (as defined below), the executive will receive the following severance payments: (i) an amount equal to a multiple (for Mr. Vizi, 2.0 times; for Mr. Miller, 1.5 times) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the termination date (before taking into account any reduction that constitutes Good Reason) (“Annual Base Salary”) and (b) the highest annual bonus paid to the executive in any of a specified number of fiscal years (for Mr. Vizi, five fiscal years or the amount that would be granted to him for the subsequent year, at target); for Mr. Miller, three fiscal years) immediately preceding the executive’s termination date (“Bonus”), to be paid in installments over the twelve month period following the executive’s termination date; and (ii) for a specified period of months (for Mr. Vizi, 24 months; for Mr. Miller, 18 months) following the executive’s termination date, a monthly payment equal to the monthly COBRA premium that the executive is required to pay to continue medical, vision, and dental coverage, for himself and, where applicable, his spouse and eligible dependents.

Notwithstanding the above, if the executive has a termination as described above and can reasonably demonstrate that such termination would constitute a Termination Related to a Change in Control, and a Change in Control occurs within 120 days following the executive’s termination date, the executive will be entitled to receive the payments set forth below for a Termination Related to a Change in Control, less any amounts already paid to the executive, upon consummation of the Change in Control.

Executive Severance Agreements and Change in Control Agreements (Continued)

Under the terms of the Executive Severance Agreement, if a Change in Control occurs and (a) the executive experiences a Termination Related to a Change in Control on account of (i) an involuntary termination by the Company for any reason other than Cause, death, or Disability, (ii) an involuntary termination by the Company within a specified period of time following a Change in Control (12 months for Mr. Vizi and three months for Mr. Miller) on account of Disability or death, or (iii) a resignation by the executive with Good Reason; or (b) in the case of Mr. Miller, the executive resigns, with or without Good Reason, which results in a termination date that is the last day of the three month period following the Change in Control, then the executive will receive the following severance payments: (1) a lump sum payment equal to a multiple (for Mr. Vizi, 2.99 times; for Mr. Miller, 2,0 times) of the sum of the executive’s (a) Annual Base Salary and (b) Bonus; and (2) a lump sum payment equal to 24 multiplied by the monthly COBRA premium cost, as in effect immediately prior to the executive’s termination date, for the executive to continue medical, dental and vision coverage, as applicable, in such Company plans for himself and, if applicable, his spouse and eligible dependents. Upon the occurrence of a Change in Control, the Company shall establish an irrevocable rabbi trust and contribute to the rabbi trust the applicable amounts due under the Executive Severance Agreement. If Mr. Miller receives the Change in Control Payment following his resignation at the end of the three month period following the Change in Control, he will not be eligible to receive any severance payments under his Executive Severance Agreement.

Mr. Saks, along with several other members of the Company’s senior management (not including Mr. Vizi and Mr. Miller), is covered by our Change in Control Plan for Selected Executive Management (the “CIC Plan”).

The CIC Plan sets forth the terms and conditions of severance and benefits to be provided to a covered employee in the event (a) the covered employee experiences a covered termination of employment after a “Potential Change in Control” (as defined in the CIC Plan), but prior to a “Change in Control” (as defined in the CIC Plan), and a Change in Control that relates to the Potential Change in Control occurs within the six month period following the covered employee’s termination, or (b) the covered employee is employed by the Company on the date of a Change in Control. The CIC Plan also sets forth the terms and conditions of severance payments to be made to a covered employee in the event such employee is employed on the date of a Change in Control and is subsequently terminated on account of a covered termination during his “Designated Severance Period” (a period specified by the Company for each covered employee that is measured from the date of an applicable Change in Control, which is 18 months for Mr. Saks.

Under the terms of the CIC Plan, if a covered employee is (a) employed on the date of a Potential Change in Control, (b) terminated by the Company for a reason other than “Cause” (as defined in the CIC Plan), death, or disability, and (c) a Change in Control to which the Potential Change in Control relates occurs within the six month period following the covered employee’s covered termination, the covered employee will receive, if the covered employee executes and does not revoke a release of claims, severance payments at the covered employee’s annual base salary rate in regular payroll installments for the duration of the covered employee’s Designated Severance Period. If the covered employee dies before receiving the entire amount that is owed, the remaining portion will be paid to the covered employee’s estate. Severance payments will be discontinued if it is determined that the covered employee has engaged in any actions constituting Cause.

Executive Severance Agreement and Change in Control Agreement (Continued)

Under the terms of the CIC Plan, if a covered employee is employed on the date of a Change in Control and the covered employee executes and does not revoke a release of claims:

●	all outstanding Company equity-based awards granted to the covered employee prior to the date of the Change in Control will be immediately fully vested;

●

the Compensation Committee may, in its sole discretion, determine that the covered employee will receive a pro-rated annual bonus if (a) the Committee determines that the Change in Control is an asset sale with respect to an entity in which the covered employee is associated, (b) the covered employee’s employment with the Company terminates in connection with such asset sale, and (c) the covered employee was eligible to participate in the Company’s annual bonus plan at the time of the Change in Control; any such pro-rated annual bonus will be determined based on the level of achievement under the annual bonus plan at the time of the Change in Control; and

●	the Committee may, in its sole discretion, determine that the covered employee will receive a discretionary bonus upon a Change in Control.

Any bonuses paid under the CIC Plan upon a Change in Control will be paid in a single lump sum following the Change in Control.

Under the terms of the Plan, if a covered employee’s employment with the “Employer” (as defined in the CIC Plan) is terminated during the covered employee’s Designated Severance Period following the occurrence of a Change in Control (a) by the Employer for any reason other than Cause, death, or disability, or (b) by the covered employee for “Good Reason” (as defined in the CIC Plan), and the covered employee executes and does not revoke a release of claims, the Employer will continue to pay to the covered employee his annual base salary in regular payroll installments for the remainder of the covered employee’s Designated Severance Period. A covered employee is not eligible for severance benefits from the Company after a Change in Control if the Change in Control is an asset sale with respect to the covered employee and the successor to the Company offers the covered employee employment with a level of compensation and benefits that in the aggregate are at least as favorable as the level of the covered employee’s compensation and benefits with the Company prior to the Change in Control. If the covered employee dies before receiving the entire amount that is owed, the remaining portion will be paid to the covered employee’s estate. Severance payments will be discontinued if the Employer determines that the covered employee has engaged in any actions constituting Cause.

Pay Versus Performance

In accordance with rules adopted by the Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Adjusted EBITDA⁵ ($ Millions)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$7,731,221	$5,099,721	$391,047	$375,120	$807.32	$139.52	$13,327	$25,855
2023	$3,606,274	$8,445,149	$391,957	$537,480	$1,011.85	$127.31	$16,831	$29,257
2022	$2,446,200	$3,379,700	$511,431	$557,131	$429.97	$113.00	$20,889	$31,114

1. Bradley S. Vizi was our PEO for each year presented. The individuals constituting the Non-PEO NEOs for each year presented are listed below.

2022	2023	2024
Kevin D. Miller	Kevin D. Miller	Kevin D. Miller
Michael Saks	Michael Saks	Michael Saks
Frank Petraglia

2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

Pay Versus Performance (Continued)

3. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	$7,731,221		$(7,250,000)		$4,618,500	$5,099,721
2023	$3,606,274		$(3,125,000)		$7,963,875	$8,445,149
2022	$2,446,200		$(1,964,750)		$2,898,250	$3,379,700

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	$391,047		$(37,500)		$21,573	$375,120
2023	$391,957		$(37,507)		$183,030	$537,480
2022	$511,431		$(23,633)		$69,333	$557,131

Pay Versus Performance (Continued)

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2024	$5,792,500	$(1,174,000)		$-			$4,618,500
2023	$7,260,000	$640,375		$63,500			$7,963,875
2022	$2,776,500	$261,000		$(138,250)			$2,898,250

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	$30,909	$(9,812)		$477			$21,574
2023	$60,679	$83,500		$38,850			$183,029
2022	$41,133	$17,400		$10,800			$69,333

4. The Peer Group TSR set forth in this table utilizes the S&P Americas SmallCap Commercial and Professional Services Index. The comparison assumes $100 was invested for the period starting December 31, 2021, through the end of the listed year in the Company and in the S&P Americas SmallCap Commercial and Professional Services Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5. We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. While we also determined this performance measure to have been the most important financial performance measure for years 2023 and 2022, we may determine a different financial performance measure to be the most important financial performance measure in future years.

Pay Versus Performance (Continued)

Description of Relationship Between PEO and

Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Pay Versus Performance (Continued)

Description of Relationship Between PEO and

Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the three most recently completed fiscal years.

Pay Versus Performance (Continued)

Description of Relationship Between PEO and

Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBITDA during the three most recently completed fiscal years.

Pay Versus Performance (Continued)

Description of Relationship Between Company TSR and Peer Group TSR

The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P Americas SmallCap Commercial and Professional Services Index over the same period.

Pay Versus Performance (Continued)

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to Company performance. The measures in this table are not ranked.

Net Income
Adjusted EBITDA

CORPORATE GOVERNANCE MATTERS

Commitment to Best Practices. As discussed above with respect to executive compensation, RCM’s leadership takes its fiduciary responsibility seriously and is similarly committed to the implementation of best practices in corporate governance. This has led to several developments in our corporate governance:

●

Communications with Stockholders: In an ongoing effort to better align its leadership, corporate governance structure and compensation methodologies with the interests and perspectives of its stockholders, during the last year members of our Board and management team have spoken with stockholders representing a majority of RCM’s ownership.

●

Robust Stock Ownership Guidelines: Our Board has adopted robust stock ownership guidelines, which require covered persons to have a stock ownership position in the Company in an amount no less than the applicable multiple of their base salary, by increasing the applicable multiples. The revised multiples are:

o	Chief Executive Officer – 6.0 times
o	Chief Financial Officer – 6.0 times
o	Executive Vice President – 2.0 times
o	Group Senior Vice President (where covered) – 2.0 times
o	Senior Vice President (where covered) – 2.0 times
o	Non-Employee Director – 5.0 times

●

Succession Planning: Our Board has engaged in succession planning during the past year and has identified potential successors for all of our executive officers and for the leaders of each of the Company’s major business units.

Board Independence. The Board of Directors has determined that Chigozie O. Amadi, Swarna Srinivas Kakodkar and Jayanth S. Komarneni are “independent directors” as defined in Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market LLC. In this Proxy, these three directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

Stockholder Communications with the Board. Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109. In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Annual Meetings. The Company encourages all of the directors to attend the annual meeting of stockholders. The 2024 Annual Meeting of Stockholders was attended by all of our then current directors.

CORPORATE GOVERNANCE MATTERS (CONTINUED)

Code of Conduct and Code of Ethics. We have adopted a Code of Conduct applicable to all of our directors, officers and employees. In addition, we have adopted a Code of Ethics, within the meaning of applicable Commission rules, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. If we make any amendments to either of these Codes (other than technical, administrative, or other non-substantive amendments), or waive (explicitly or implicitly) any provision of the Code of Ethics to the benefit of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in the investor relations portion of our website at www.rcmt.com (where our Code of Conduct and Code of Ethics are available), or in a report on Form 8-K that we file with the Commission.

Related Party Transaction Approval Policy. Our Code of Conduct mandates that officers and directors bring promptly to the attention of our Compliance Officer, currently our Chief Financial Officer, any transaction or series of transactions that may result in a conflict of interest between that person and the Company. Furthermore, our Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K, promulgated by the Securities and Exchange Commission, before it is consummated. Following any disclosure to our Compliance Officer, the Compliance Officer will then typically review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question. After this review, the Chairman of the Audit Committee and the Compliance Officer determine whether the matter should be brought to the Audit Committee or the full Board of Directors for approval. In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are at arm’s length and the overall fairness of the transaction to the Company. If a member of the Audit Committee or the Board is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

Risk Oversight by the Board. The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks.

In particular, our Audit Committee is tasked pursuant to its charter to “discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.” As appropriate, the Chairman of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described under “Compliance Policy” in the “Investors” section of our website at www.rcmt.com. These procedures indicate how to submit complaints to our Audit Committee regarding concerns about our accounting practices, our adherence to financial policies and procedures, or our compliance with the Sarbanes-Oxley Act of 2002. Once received, grievances are reviewed by the Chairman of the Audit Committee for consideration.

CORPORATE GOVERNANCE MATTERS (CONTINUED)

Board Leadership Structure. Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board may consider many factors, including the specific needs of our business and what is in the best interests of our stockholders. Our Chairman, or our Lead Independent Director if our Chairman is not independent: (i) presides at all meetings of the Board including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, (ii) serves as a liaison between the management and the independent directors, (iii) approves meeting agendas, time schedules and other information provided to the Board, and (iv) is available for direct communication and consultation with major stockholders upon request. On June 1, 2018, Mr. Vizi was appointed Executive Chairman and President. Ms. Kakodkar has been designated by the Company’s independent directors to serve as a Lead Independent Director.

Compensation Committee Interlocks and Insider Participation. None of the members of our Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2024, were formerly officers of the Company or any of its subsidiaries, or had any relationship with the Company since the beginning of 2024 that requires disclosure under Item 404 of Regulation S-K, nor have there been since the beginning of 2024 any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

Insider Trading Policy

The Company has a Policy Statement - Insider Trading that governs transactions in our securities by our directors, officers and employees, and promote compliance with the laws and rules applicable thereto. The Policy Statement – Insider Trading is filed with this Annual Report on Form 10-K as Exhibit 19.

BOARD MEETINGS AND COMMITTEES

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which are constituted entirely of independent directors. The committees report their actions to the full Board at the Board’s next regular meeting. The following table shows on which of our Board’s committees our directors serve as of November 13, 2025.

Our Board of Directors held five meetings in the fiscal year ended December 28, 2024. The Company does not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, although board member attendance is strongly encouraged. Each of our directors serving during the last fiscal year attended at least 75% of the total number of meetings held by the Board and all committees on which the director served. At each meeting of the Board of Directors, there was an executive session attended only by the Independent Directors.

Committee
Board Member	Audit	Compensation	Nominating & Corporate Governance
Bradley S. Vizi
Chigozie O. Amadi	X(1)	X	X
Swarna Srinivas Kakodkar	X	X(1)	X
Jayanth S. Komarneni	X	X	X(1)

(1)	Chair

BOARD MEETINGS AND COMMITTEES (CONT’D)

General Duties of Each Committee

The general duties of each committee are as follows:

Audit Committee

The Board of Directors has adopted a written Audit Committee Charter. A copy of the Audit Committee Charter is posted on our website under “Investor Relations - Corporate Governance.”

●	Reviews our financial and accounting practices, controls and results, reviews the scope and services of our auditors and appoints our independent auditors.
●	Met four times during our fiscal year ended December 28, 2024.
●	See “Report of the Audit Committee” below.
●	Review and approve related parties transactions.

Compensation Committee

The Board of Directors has adopted a written Compensation Committee Charter. A copy of the Compensation Committee Charter is posted on our website under “Investor Relations - Corporate Governance.”

●	Determines the compensation of our officers and employees.
●	Administers our stock option plans.
●	Met one time during our fiscal year ended December 28, 2024.

Nominating & Corporate Governance Committee

The Board of Directors has adopted a written Nominating & Corporate Governance Committee Charter. A copy of the Nominating & Corporate Governance Committee Charter is posted on our website under “Investor Relations - Corporate Governance.”

●	Oversees the Board’s review and consideration of stockholder recommendations for Director candidates.
●	Oversees the Board’s annual self-evaluation.
●	Met one time during our fiscal year ended December 28, 2024.

Independence of Committees

The Board of Directors has determined each member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee of the Board meets the independence requirements applicable to members of those committees as prescribed by the NASDAQ Stock Market, LLC, the Commission and the Internal Revenue Service. The Board of Directors has further determined that Chigozie O. Amadi, Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Commission.

Director Nominations

The Nominating & Corporate Governance Committee’s charter does not include formal requirements for the nominating process. The Nominating & Corporate Governance Committee believes that candidates for director should meet certain minimum qualifications, including being able to read and understand financial statements, having substantial business experience, having high moral character and personal integrity, and having sufficient time to attend to their duties and responsibilities to RCM. Exceptional candidates who do not meet all of these criteria may still be considered. The Nominating & Corporate Governance Committee will also consider the potential director’s independence, whether the member would be considered an “Audit Committee Financial Expert” as described in the applicable standards of the Commission, and the diversity that the potential director would add to the Board of Directors in terms of gender, ethnic background, and professional experience. With respect to their consideration of diversity of background, the Nominating & Corporate Governance Committee does not have a formal policy of assessing diversity with respect to any particular qualities or attributes.

The Nominating & Corporate Governance Committee identifies potential candidates through its members’ networks of contacts, by soliciting recommendations from other directors or executive officers, major stockholders and, as appropriate, engaging search firms to identify and screen suitable director nominees. After the Nominating & Corporate Governance Committee has identified a potential candidate, publicly available information about the person is collected and reviewed. If the Nominating & Corporate Governance Committee decides to further pursue the potential candidate after this initial review, contact is made with the person. If the potential candidate expresses a willingness to serve on the Board of Directors, interviews are conducted with the potential candidate and additional information is requested. Candidates are chosen by a majority vote of the members of the Nominating & Corporate Governance Committee for recommendation to the Board of Directors.

The Nominating & Corporate Governance Committee will consider stockholder recommendations for director candidates on the same basis as other candidates, provided that the following procedures are followed in submitting recommendations. All such stockholder recommendations for the 2026 meeting of stockholders should be submitted in writing to the attention of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109 no earlier than August 20, 2026 and no later than September 19, 2026 and should be accompanied by (i) the potential candidate’s five-year employment history with employer names and a description of the employer’s business, the candidate’s experience with financial statements, and the candidate’s other board membership(s); (ii) a written consent of the director candidate to stand for election if nominated by the Nominating & Corporate Governance Committee and approved by the Board of Directors, and to serve if elected by the stockholders; and (iii) proof of ownership of RCM’s common stock by the person submitting the recommendation.

Communications with the Board

Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, in care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109. In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors or to specified Board members will be forwarded in accordance with the sender’s instructions. However, our Secretary reserves the right not to forward any personally abusive, threatening or otherwise inappropriate materials.

PROPOSAL 2

APPROVAL OF
RCM TECHNOLOGIES, INC.
2025 OMNIBUS EQUITY COMPENSATION PLAN

The Proposal

Our Board of Directors (the “Board”) is seeking stockholder approval of the RCM Technologies, Inc. 2025 Omnibus Equity Compensation Plan (the “2025 Plan”), at the 2025 Annual Meeting. On November 4, 2025, our Board adopted the 2025 Plan, subject to stockholder approval at the 2025 Annual Meeting. If approved by our stockholders, the 2025 Plan will become effective as of the date of the stockholder approval (the “Effective Date”).

The Board is seeking stockholder approval of the 2025 Plan in order to (i) meet Nasdaq listing requirements, (ii) allow incentive stock options awarded under the 2025 Plan to meet the requirements of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), (iii) provide a limit on annual equity grants to non-employee directors, and (iv) conform to good corporate governance.

If approved by stockholders, the 2025 Plan will be maintained alongside the existing RCM Technologies, Inc. 2014 Omnibus Equity Compensation Plan, as amended (the “2014 Plan”), grants may be made under both plans, and our stockholders may be asked to approve amendments under the 2014 Plan or the 2025 Plan from time to time.

Reasons for the New Equity Incentive Plan

Equity incentive compensation programs play a key role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success. We are asking our stockholders to approve the 2025 Plan to assist the Company in attracting and retaining qualified employees, directors, and consultants by offering a competitive compensation program that is linked to the performance of our common stock, par value $0.05 per share, (“Stock”).

Offering a broad-based equity compensation program is vital to attracting and retaining highly skilled people in the highly competitive areas in which we operate. We use equity awards to increase incentives on the part of employees, non-employee directors, and consultants who provide important services to the Company. We believe that providing an equity stake in the future success of our Company motivates these individuals to achieve our long-term business goals and to increase stockholder value. Their innovation and productivity are critical to our success. Accordingly, approving the 2025 Plan is in the best interest of our stockholders because equity awards help us to:

•	Attract, motivate, and retain talented personnel;
•	Align the interests of award recipients and stockholders; and
•	Link compensation with Company performance.

We strongly believe that approval of 2025 Plan will enable us to achieve our goals in attracting and retaining our most valuable asset: our employees and other service providers.

If this Proposal 2 is approved by our stockholders, subject to adjustments as described below, the maximum aggregate number of shares of Stock that may be issued under the 2025 Plan will be equal to 1,000,000 shares of Stock. We believe that this is an appropriate reserve of shares, alongside the existing reserve under the 2014 Plan, to maintain competitive equity grant practices.

Without an appropriate reserve of shares of Stock to grant competitive equity-based incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain, and motivate the talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development and cause a loss of motivation by employees to achieve superior performance over a longer period of time. Equity-based incentives, by contrast, directly align a portion of the compensation of our service providers with the economic interests of our stockholders.

For that reason, the Company has structured the 2025 Plan to provide flexibility in designing equity incentive programs with a broad array of equity incentives and to implement competitive incentive compensation programs for its employees and non-employee directors. If this Proposal 2 is not approved, then we would be at a disadvantage against our competitors for recruiting, retaining, and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

Highlights of the 2025 Plan

•	No Evergreen Provision. The 2025 Plan does not contain an “evergreen” share reserve that will automatically increase the number of shares authorized for issuance under the 2025 Plan.

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No Liberal Share Recycling. The 2025 Plan prohibits the re-use of shares withheld by, or delivered to, the Company to satisfy the exercise price of stock options. In addition, upon the exercise of a stock appreciation right (“SAR”), the total number of shares subject to the SAR will be deducted from the 2025 Plan’s share reserve, without regard to the number of shares issued or transferred upon settlement of the SAR and without regard to any cash settlement of the SARs.

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Limits on Grants to Non-Employee Directors. The 2025 Plan imposes an aggregate limit on the value of awards that may be granted to each non-employee director for services as a non-employee member of the Board in any year to $100,000 in total value.

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Minimum Vesting Requirements. The 2025 Plan requires a one-year minimum vesting schedule for awards, except that, subject to adjustment, up to five percent of the shares of Stock reserved for issuance are available for grant without regard to this requirement. This minimum vesting requirement does not apply to awards granted to non-employee directors on the date of an annual stockholders’ meeting, if such awards provide for vesting at the stockholders’ meeting immediately following the grant date (but in any event not less than 50 weeks following the date of grant).

•	No Repricing of Stock Options or Stock Appreciation Rights. The 2025 Plan prohibits the repricing of stock options and SARs without stockholder approval.

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No Dividends on Unvested Awards. The 2025 Plan prohibits dividends or dividend equivalents to be granted in connection with stock options or SARs and prohibits payment of dividends or dividend equivalents on unvested awards until the underlying awards have vested.

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Grants Subject to Clawback. Grants under the 2025 Plan will be subject to any clawback provisions adopted by the Board from time to time, including the clawback policy that the Company adopted pursuant to requirements of the Nasdaq Stock Market LLC.

•	Independent Committee Administration. The 2025 Plan will be administered by an independent committee of the Board.

Material Features of the 2025 Plan

The material terms of the 2025 Plan are summarized below. This summary of the 2025 Plan is not intended to be a complete description of the 2025 Plan, and is qualified in its entirety by the actual text of the 2025 Plan to which reference is made, which is attached to this proxy statement as Annex A. Capitalized terms used, but not defined, in the following summary have the meaning assigned to those terms in the 2025 Plan.

Purpose

The 2025 Plan is intended to provide participants with an incentive to contribute materially to the Company’s growth by aligning the economic interests of the participants with those of the Company’s stockholders.

Types of Awards.

The 2025 Plan provides that grants may be made in any of the following forms to employees, non-employee directors and consultants of the Company:

●	Incentive stock options

●	Nonqualified stock options

●	Stock appreciation rights (“SARs”)

●	Stock units

●	Stock awards

●	Dividend equivalents

●	Other stock-based awards

Shares Subject to the 2025 Plan

Subject to adjustment in certain circumstances as described below, the aggregate number of shares of Stock that may be granted or transferred under the 2025 Plan is a maximum of 1,000,000 shares of Stock (the “Plan Limit”).

The shares of Stock that are granted or transferred under the 2025 Plan may be authorized but unissued shares of Stock or reacquired shares of our Stock, including shares of Stock purchased by us on the open market for purposes of the 2025 Plan. If and to the extent options and SARs granted under the 2025 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock units, stock awards, dividend equivalents or other stock-based awards granted under the 2025 Plan are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants which have not been issued will become available again for issuance under the 2025 Plan. Shares of Stock surrendered in payment of the exercise price of an option will not be available for re-issuance under the 2025 Plan. Additionally, if SARs are exercised, the full number of shares subject to the SARs will be considered issued under the 2025 Plan, without regard to the number of shares issued upon settlement of the SARs and without regard to any cash settlement of the SARs. If shares of Stock otherwise issuable under the 2025 Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant or the issuance of Stock thereunder, then the number of shares of Stock available for issuance under the 2025 Plan will be reduced by the net number of shares issued, vested or exercised under the grant, calculated in each case after payment of any share withholding. To the extent that other grants are to be paid in cash, and not in shares of Stock, such grants will not count against the Plan Limit.

Non-Employee Director Limit

The maximum aggregate grant date value of shares of Stock subject to grants made to any non-employee director during any calendar year will not exceed $100,000 in total value.

Administration.

The 2025 Plan is administered and interpreted by the Committee, but the day-to-day administrative functions may be performed by our employees, as approved by the Committee.

The Committee has the sole authority to (i) determine the individuals to whom grants will be made under the 2025 Plan; (ii) determine the type, size, and terms of the grants; (iii) determine the time when grants will be made and the duration of any exercise, vesting, or restriction period relating to the grants, including the criteria for exercisability, vesting, and lapse of any restriction period, and the acceleration of exercisability, vesting, and lapse of a restriction period; (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below; and (v) deal with any other matters arising under the 2025 Plan. Our Board may ratify and approve any grants as it deems appropriate and has the authority to administer the 2025 Plan.

Eligibility for Participation.

All of our employees and the employees of our subsidiaries, including employees who are officers or employees who are members of our Board or a board of directors of one of our subsidiaries, are eligible to receive grants under the 2025 Plan. Also, all members of our Board and boards of directors of our subsidiaries, who are not employees are eligible to receive grants under the 2025 Plan and our consultants and advisors, as well as consultants and advisors of our subsidiaries, are eligible to receive grants under the 2025 Plan.

As of November 4, 2025, 5,100 employees, 3 non-employee directors and 200 consultants are eligible for grants under the 2025 Plan.

Vesting

Generally, grants made under the 2025 Plan will include vesting schedules that provide that no portion of the grants will vest earlier than one year from the date of grant. Awards to non-employee directors are deemed to satisfy this requirement if the grant is made on the date of the Company’s annual stockholder meeting and vests on the date of the annual meeting immediately following the date of grant (but not less than 50 weeks following the date of grant). Additionally, subject to adjustment, up to five percent of the shares of Stock authorized under the 2025 Plan may be granted without regarding to this one-year minimum vesting requirement.

Stock Options

The Committee may grant options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. The aggregate number of shares of Stock that may be issued under the 2025 Plan as ISOs is 1,000,000 shares, and all shares issued under the 2025 Plan as ISOs shall count against the Plan Limit.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2025 Plan will be equal to or greater than the last reported sale price of the underlying shares of our Stock during regular trading hours on the date of grant (or, if there were no trades on that date, the last reported sales price during regular trading hours on the latest preceding date upon which a sale was reported). However, if an ISO is granted to an employee who holds more than 10% of the total combined voting power of all classes of our outstanding Stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of our Stock during regular trading hours on the date of grant (or, if there were no trades on that date, the last reported sales price during regular trading hours on the latest preceding date upon which a sale was reported).

The Committee will determine the term of each option, which will not exceed ten years from the date of grant; however, if an ISO is granted to an employee who holds more than 10% of the combined voting power of all classes of our outstanding Stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs, as to the excess, will be treated as NQSOs. Subject to the minimum vesting provision described above, the period for when any option may first become exercisable will be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any option at any time for any reason.

The 2025 Plan provides that, unless otherwise provided in the grant letter, an option may only exercised while the participant is employed by, or providing service to, us or one of our subsidiaries. The Committee will specify in the grant letter the circumstances, if any, and time periods, if any, a participant may exercise an option after termination of employment or service.

A participant may exercise an option, in whole or in part, by delivering a notice of exercise to us. The participant will pay the exercise price and any withholding taxes for the option: (i) in cash or by certified or cashier’s check; (ii) with approval by the Committee, by delivering shares of our Stock already owned by the participant and having a fair market value on the date of exercise at least equal to the exercise price or by attestation to ownership of shares of our Stock having a fair market value on the date of exercise at least equal to the exercise price; (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; (iv) with the approval by the Committee, by net exercise, which is the surrender of shares for which the option is exercisable in exchange for a distribution of shares of our Stock equal to the amount by which the fair market value of the shares subject to the exercised options exceeds the applicable exercise price; (v) any combination of clauses (i), (ii), (iii), or (iv); or (vi) by such other method as the Committee may approve, to the extent permitted by applicable law.

SARs

The Committee may grant SARs in connection with, or independently of, any option granted under the 2025 Plan. Upon exercise of a SAR, the participant will receive an amount equal to the excess of the fair market value of our Stock on the date of exercise over the base amount for the SAR. The base amount will be equal to, or greater than, the last reported sale price of a share of our Stock during regular trading hours on the date of grant of the SAR (or, if there were no trades on that date, the last reported sales price during regular trading hours on the latest preceding date upon which a sale was reported). Payment will be made in cash, shares of our Stock or a combination of the two in such proportion as the Committee determines.

Subject to the minimum vesting provision described above, the Committee will determine the terms and conditions of SARs, including any vesting or other restrictions applicable to SARs and the period during which the SARs will remain exercisable. A tandem SAR will only be exercisable during the period during which the option to which it relates is also exercisable. The Committee may accelerate the exercisability of any outstanding SARs. The Committee will determine in the grant letter under what circumstances a participant may retain a SAR after termination of employment or service, and the circumstances under which SARs may be forfeited.

Stock Units

The Committee may grant stock units to anyone eligible to participant in the 2025 Plan, which provide the participant with the right to receive shares of our Stock or an amount based on the value of a share of our Stock at a future date. Subject to the minimum vesting provision described above, the Committee will determine the number of units that will be granted and the terms and conditions applicable to the stock units, including the vesting or performance conditions for the stock units and the circumstances, if any, under which a participant may retain stock units after termination of employment and the circumstances under which the stock units may be forfeited. The Committee may accelerate the vesting of any or all outstanding stock units at any time for any reason. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee in accordance with the deferral requirements set forth in Section 409A of the Code. If a stock unit becomes distributable, it will be paid to the participant in cash, in shares of our Stock, or in a combination of cash and shares, as determined by the Committee.

Stock Awards

The Committee may grant stock award to anyone eligible to participate in the 2025 Plan for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions on stock awards lapse over a period of time, subject to the minimum vesting provisions described above, or according to such other criteria (including restrictions based on the achievement of specific performance goals) as the Committee deems appropriate. The Committee may accelerate the vesting of any or all outstanding stock awards at any time for any reason.

Unless the Committee determines otherwise, during the restriction period, the participant will have the right to vote the shares of Stock subject to the stock award and to receive any dividends or other distributions paid on such shares. Any dividends or other distributions with respect to a stock award will be withheld until the applicable restriction period lapses, and will be paid if and to the extent the underlying stock award vests and is paid. Accrued dividends or other distributions will not accrue interest. The participant cannot sell or otherwise dispose of shares of Stock during the restriction period.

The Committee will determine in a grant letter under what circumstances, if any, a participant may retain their stock award, if a participant ceases to be employed by, or providing service to, us or our subsidiaries during the restriction period and the circumstances under which a stock award may be forfeited.

Other Stock-Based Awards

The Committee may grant other stock-based awards that are awards (other than ISOs, NQSOs, SARs, stock awards, stock units or dividend equivalents) that are based on, measured by or payable in shares of Stock to anyone eligible to participate in the 2025 Plan, on such terms and conditions as the Committee determines. Subject to the minimum vesting provisions described above, other stock-based awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Stock or any combination of cash and Stock. The terms and conditions for other stock-based awards will be determined by the Committee. The Committee may accelerate the vesting of any or all outstanding other stock-based awards at any time for any reason.

Dividend Equivalents

The Committee may grant dividend equivalents with respect to stock units and other stock-based awards under such terms and conditions as determined by the Committee. Any dividend equivalents granted in connection with unvested stock units or other stock-based awards will be paid if and to the extent the underlying grant vests and is paid, as determined by the Committee. Dividend equivalents may be paid in cash or shares of Stock, or a combination of the two, as determined by the Committee.

For the avoidance of doubt, dividends or dividend equivalents will not be granted in connection with options or SARs.

Deferrals

The 2025 Plan provides that the Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the participant in connection with any grant of stock units, dividend equivalents or other stock-based awards under the 2025 Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with Section 409A of the Code.

Adjustment Provisions

If there is any change in the number or kind of shares of Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of Stock as a class without our receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the 2025 Plan, the maximum number of shares of Stock available for issuance as ISOs under the 2025 Plan, the kind and number of shares covered by outstanding grants, the kind and number of shares issued or transferred and to be issued or transferred under the 2025 Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2025 Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change in control, the provisions applicable to a change in control, described below, will apply. Any adjustments to outstanding grants will be consistent with Sections 409A and 422 of the Code, to the extent applicable.

Change in Control.

Upon a change in control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Notwithstanding the foregoing, if, in connection with such change in control, any outstanding options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding grants are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then the Committee may take any of the following actions with respect to any or all outstanding grants without the consent of any participant: (i) determine that outstanding options and SARs will accelerate and become fully exercisable, in whole or part; (ii) determine that the restrictions and conditions on outstanding stock awards will lapse, in whole or part; (iii) determine that outstanding stock units, dividend equivalents and other stock-based awards will be fully vested, in whole or part; (iv) require that participants surrender their outstanding options and SARs in exchange for a payment by us, in cash or Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of Stock subject to the participant’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable; (v) after giving participants an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate or (vi) determine that participants will receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or any other stock-based awards, if permitted under Section 409A of the Code. Such acceleration, surrender, termination or settlement will take place as of the date of the change in control or such other date as the Committee may specify. Without limiting the foregoing, if the per share fair market value of Stock equals or is less than the per share exercise price or base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the option or SAR.

The Committee may provide in a grant letter or any incentive, employee benefit, severance or change in control or similar plan of ours, or any employment, severance, termination or similar agreement with any person who is a participant in the 2025 Plan, that a sale, divestiture, disposition or other transaction involving a subsidiary or division, group or business unit of us or a subsidiary will be considered a change in control for purposes of such grant, or the Committee may establish other provisions that will be applicable in the event of a specified transaction.

For purposes of the 2025 Plan, a change in control will generally be deemed to have occurred if one or the following events occurs:

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the consummation of a merger, consolidation or reorganization approved by our stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially own our outstanding voting securities immediately prior to such transaction;

●	the consummation of the sale or other disposition of all, or substantially all, of our assets;

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the consummation of any single transaction, or series of related transactions in a 12 month period ending on the date of the initial transaction, pursuant to which any person or any group of persons comprising a "group" becomes directly or indirectly the beneficial owner of more than 50% of the total combined voting power of our securities outstanding immediately after the consummation of such transaction or series of related transactions; or

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during any 12 month period, the date on which individuals who at the beginning of such period constitute our Board cease for any reason to constitute at least a majority of our Board, unless each new director was approved by a vote of at least a majority of the directors then still on our Board at the beginning of such period.

The Committee may modify the definition of change in control for a particular grant as the Committee deems appropriate to comply with Section 409A of the Code.

Transferability of Grants.

Generally, only the participant may exercise rights under a grant during the participant’s lifetime. A participant may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the Committee, a participant may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant letter, that a participant may transfer NQSOs to the participant’s family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Clawback Policies.

All grants under the 2025 Plan are subject to any applicable clawback or recoupment policies, share trading policies, and any other policies implemented by our Board or the Committee, as in effect from time to time, including the clawback policy required to be implemented by the Nasdaq Stock Market, whether approved before or after the date of grant of an award.

Subject to applicable law, (a) we may offset amounts payable under the 2025 Plan in the event that a participant has an outstanding clawback, recoupment, or forfeiture obligation to the Company, and (b) in the event of a clawback, recoupment, or forfeiture event under an applicable clawback policy, the amount required to be clawed back, recouped or forfeited will not be deemed to have been earned under the terms of the 2025 Plan.

Participants Outside of the United States.

If any individual who receives a grant under the 2025 Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country, and otherwise may take specified actions as may be necessary or appropriate to comply with such laws.

No Repricing of Stock Options/SARs.

Without prior stockholder approval, except in connection with a change in control transaction, the Committee will not (i) implement any cancellation/regrant program pursuant to which outstanding options or SARs under the 2025 Plan are cancelled and new options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or SARs under the 2025 Plan with exercise or base prices per share in excess of the then current fair market value per share of Stock for consideration payable in cash, equity securities or in the form of any other award under the 2025 Plan, or (iii) otherwise directly reduce the exercise price for outstanding options and SARs under the 2025 Plan.

Withholding

All grants under the 2025 Plan will be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Company may require participants receiving or exercising grants pay to the Company the amount sufficient to satisfy any tax withholding requirements with respect to such awards, or the Company may deduct from wages paid by the Company the amount of any withholding due with respect to such grants, or the Company may take any other action that the Committee deems advisable to enable the Company to satisfy withholding and other tax obligations relating to any grant.

The Committee may permit tax withholding obligations to be satisfied by retaining shares of Stock up to an amount that does not exceed the minimum applicable tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit such withholding obligation to be satisfied by the participant electing to deliver to us shares of Stock that the participant owns and has held for the requisite period of time to avoid adverse accounting consequences to the Company.

Amendment and Termination of the 2025 Plan.

The 2025 Plan will become effective upon the approval of the stockholders at the 2025 Annual Meeting, and it will terminate on the day immediately preceding the tenth anniversary of the Effective Date, unless earlier terminated by the Board or extended with by the Board with stockholder approval.

Our Board may amend or terminate the 2025 Plan at any time, subject to stockholder approval if such approval is required under the Code or any applicable laws or stock exchange requirements. The amendment or termination of the 2025 Plan after a grant has been made cannot materially impair the rights of a participant after the date of grant without the participant’s consent. The termination of the 2025 Plan will not impair the Committee’s authority with respect to outstanding grants, and regardless of whether the 2025 Plan has been terminated, grants may be amended or terminated consistent with the 2025 Plan and to comply with applicable law.

New Plan Benefits.

Grants under the 2025 Plan are discretionary, so it is currently not possible to predict the number of shares of Stock that will be granted or who will receive grants under the 2025 Plan after the 2025 Annual Meeting. No awards have been previously granted that are contingent on the approval of the 2025 Plan.

The last reported sale price of a share of Stock on November 4, 2025 was $23.06 per share.

Federal Income Tax Consequences of the 2025 Plan

The following is a summary of certain federal income tax consequences of awards under the 2025 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a NQSO. Rather, at the time of exercise of the NQSO, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of Stock purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares of Stock received upon the exercise of a NQSO will be the fair market value of Stock on the date of exercise, and if the shares of Stock are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares of Stock on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

ISOs are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An ISO must have an option price that is not less than the fair market value of our Stock at the time the option is granted and must be exercisable within 10 years from the date of grant. An employee granted an ISO generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an ISO, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares of Stock acquired on exercise of an ISO are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an ISO are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of Stock received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of Stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Stock Awards

A participant generally will not be taxed upon the grant of stock awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares of Stock at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of Stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Stock Units

In general, the grant of stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Stock-Based Awards

With respect to other stock-based awards granted under the 2025 Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of Stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Grants under the 2025 Plan are intended to be exempt from the requirements of Section 409A of the Code or to satisfy its requirements. An award that is subject to Section 409A of the Code and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to a publicly held company for compensation in excess of $1 million paid to its “covered employees” which generally includes all named executive officers. While the Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE RCM TECHNOLOGIES, INC. 2025 OMNIBUS EQUITY COMPENSATION PLAN.

The table below presents certain information as of December 28, 2024 concerning securities issuable in connection with equity compensation plans that have been approved by the Company’s shareholders and that have not been approved by the Company’s shareholders.

Plan category	Number of securities to be potentially issued upon realization of restricted stock awards	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	589,421(1)	N/A	295,680
Equity compensation plans not approved by security holders	—	—	—
Total	589,421(1)	N/A	295,680

(1) Includes time-based restricted stock awards of 289,421 and performance-based restricted stock awards of 300,000, none of which have an exercise price.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

Our Audit Committee has selected EisnerAmper LLP (“EisnerAmper”) to act in the capacity of independent accountants for the current fiscal year ending January 3, 2026. WithumSmith+Brown, PC (“Withum”) acted as our independent public accountant with respect to our audited financial statements as of and for the fiscal years ended December 28, 2024 and December 30, 2023.

Fees Billed by Withum during fiscal 2024 and 2023

Audit Fees. Fees billed to the Company by Withum for audit services rendered by Withum for the audit of the Company's 2024 annual financial statements (including the audit of internal control over financial reporting), for the review of those financial statements included in the Company's Quarterly Reports on Form 10-Q, and for services that are normally provided by Withum in connection with statutory and regulatory filings or engagements, totaled approximately $547,500. Fees billed to the Company by Withum for audit services rendered by Withum for the audit of the Company's 2023 annual financial statements (including the audit of internal control over financial reporting), for the review of those financial statements included in the Company's Quarterly Reports on Form 10-Q, and for services that are normally provided by Withum in connection with statutory and regulatory filings or engagements, totaled approximately $440,000.

Audit-Related Fees. Fees billed to the Company by Withum during 2024 and 2023 for audit-related services that were reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under the preceding paragraph totaled $83,300 and $50,000, respectively.

Tax Fees. Fees billed to the Company by Withum during 2024 and 2023 for professional services rendered for tax compliance, tax advice and tax planning totaled $0 and $0, respectively.

All Other Fees. Other fees billed to the Company by Withum were $22,500 for 2024 and $20,000 for 2023. Withum does not audit the Company’s 401(k) plan.

The Audit Committee has considered whether Withum’s provision of services other than professional services rendered for the audit and review of our financial statements is compatible with maintaining Withum’s independence and has determined that it is so compatible.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee pursuant to applicable regulations. The Audit Committee currently pre-approves all engagements of the Company’s accountants to provide both audit and non-audit services and has not established formal pre-approval policies or procedures. The Audit Committee did not approve any non-audit services pursuant to Rule 2-01 (c) (7) (i) (C) of Regulation S-X during fiscal 2024 and 2023.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION BY OUR AUDIT COMMITTEE OF EISNERAMPER LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL 2025.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s outside auditors all financial statements prior to their issuance. Management advised the Committee in each case that all financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting issues with the Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16.

The Committee also discussed with MGO matters relating to its independence, including a review of audit and non-audit fees and the written disclosures made and letter given to the Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

In addition, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024 for filing with the Securities and Exchange Commission.

Audit Committee

Chigozie O. Amadi (Chair)

Swarna Srinivas Kakodkar

Jayanth S. Komarneni

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Commission. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to reward strong annual operating performance by the Company.

Accordingly, your Board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Compensation Committee or the Board. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to Company management and your Board and, accordingly, your Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your advisory vote serves as an additional tool to guide the Compensation Committee and your Board in continuing to align the Company’s executive compensation program with the interests of the Company and its stockholders and is consistent with our commitment to high standards of corporate governance.

This vote is not intended to express a view on any specific element of pay, but rather the overall compensation program and philosophy for our named executive officers described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth in the “Executive Compensation” section of this proxy statement. We encourage you to carefully review these disclosures and to indicate your support for our named executive officer compensation program.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. See Proposal 3 for the advisory vote on named executive officer compensation.

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to vote, on a non-binding, advisory basis, regarding how frequently in the future we should solicit advisory votes on the compensation of our named executive officers as disclosed in our Proxy Statements. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years by voting on the resolution below:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of our named executive officers once every one, two or three calendar years that receives the greatest number of votes at the Meeting, cast by persons either voting in person or by proxy, shall be considered the frequency preferred by the stockholders.”

After considering the benefits and consequences of each alternative, your Board recommends that the advisory vote on the compensation of our named executive officers be submitted to stockholders every year. We have been holding annual advisory votes on the compensation of our named executive officers since 2013, when our stockholders expressed the preference that we do so. Your Board continues to believe that an annual vote on the compensation of our named executive officers should be held in order to provide stockholders with the ability to express their views on our executive compensation policies and practices on a frequent basis.

While your Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead being asked to indicate their preferences, on a non-binding, advisory basis, as to whether an advisory vote on the approval of compensation for our named executive officers should be held every one, two or three years.

Your Board and Compensation Committee value the opinions of stockholders on this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, your Board will consider this in deciding how often to hold advisory votes on the compensation of our named executive officers. However, because this vote is advisory and therefore not binding on your Board or the Company, your Board may decide that it is in the best interests of the stockholders that we hold these advisory votes more or less frequently than the option preferred by stockholders. The vote will not be construed to create or imply any change in or addition to the fiduciary duties of your Board or the Company.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” UNDER THIS PROPOSAL 5.

STOCKHOLDER PROPOSALS

We have two separate and distinct processes concerning the submission of stockholder proposals:

Proposals to be Included in Our Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, proposals by stockholders that are intended for inclusion in our proxy statement and proxy card and to be presented at our 2026 annual meeting of stockholders must be received by us by July 16, 2026, in order to be considered for inclusion in our proxy materials. Such proposals should be addressed to our Secretary and may be included in next year’s proxy materials if they comply with certain rules and regulations of the Commission governing stockholder proposals.

Advance Notice Procedures

If a stockholder desires to make a proposal for consideration at an annual meeting of our stockholders or nominate someone for election to your Board, the stockholder must follow the applicable procedures under law or as outlined in our Bylaws. Our Bylaws provide that in order to make a proposal or nominate someone for election to your Board at an annual meeting of stockholders, written notice of the proposal or nomination must be received by the Corporate Secretary of RCM not more than 120 days or less than 90 days prior to that year’s annual meeting of stockholders. The notice must contain information required by our Bylaws regarding the stockholder and the proposal or nominee, as well as information required to be included in a proxy statement by the rules and regulations of the Commission.

Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of proposals and director nominations, including the information that must accompany any such stockholder notice.

Accordingly, in order for a stockholder proposal or nomination to be considered at the 2026 annual meeting of stockholders, a written notice of the proposal or the nomination, which includes the information required by our bylaws, must be received by the Corporate Secretary of RCM at the principal executive offices of RCM no earlier than August 20, 2026 and no later than September 19, 2026 (assuming that the 2026 annual meeting of stockholders is held on December 18, 2026, the anniversary of the 2025 Annual Meeting). To comply with the universal proxy rules, notices of stockholder nominations for election as director must set forth the information required by Rule 14a-19 under the Exchange Act.

In addition, if we do not receive notice of your stockholder proposal by September 19, 2026, the proposal will be deemed “untimely” for purposes of Rule 14a-4(c) of the Securities Exchange Act of 1934 and the persons named as proxies in next year’s proxy materials will be entitled to vote in their discretion with respect to the proposal.

A copy of the full text of our Bylaw provisions may be obtained upon written request to the Corporate Secretary of RCM at our principal place of business.

OTHER MATTERS

Your Board does not intend to present any business at the 2025 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly presented for action at the 2025 Annual Meeting, it is intended that the proxy will be voted with respect thereto by the proxy holders in accordance with the instructions and at the discretion of your Board or a properly authorized committee thereof.

By Order of the Board of Directors,

Kevin D. Miller Secretary

November 13, 2025

0

PROXY

RCM TECHNOLOGIES, INC.

2500 McClellan Avenue, Suite 350
Pennsauken, NJ 08109-4613

PROXY FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder appoints Bradley S. Vizi and Kevin D. Miller, and each of them, individually, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, to vote, and otherwise act on behalf of the undersigned with respect to, all shares of Common Stock of RCM Technologies, Inc. ("RCM") held of record by the undersigned as of October 22, 2025, at the Annual Meeting of Stockholders of RCM to be held virtually at https://meetings.lumiconnect.com/200-437-837-102 (password: rcm2025) on Thursday, December 18, 2025, at 4:00 p.m. Eastern time, and at any and all adjournments or postponements thereof (the "Annual Meeting"), upon the following matters, which are described in RCM's Proxy Statement for the Annual Meeting. RCM's Board of Directors recommends a vote "FOR" the director nominees, a vote "FOR" proposals 2, 3 and 4 and a vote for "1 YEAR" for proposal 5. The undersigned stockholder further hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

Instructions on how to attend the meeting appear in RCM's Proxy Statement for the Annual Meeting.

In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in RCM's Proxy Statement concerning the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Where no direction is given, except in the case of broker non-votes, the shares represented by this proxy will be voted in accordance with the Board of Directors' recommendations. If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. The undersigned stockholder hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting and acknowledges receipt of the Notice of 2025 Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders furnished in connection therewith.

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

RCM TECHNOLOGIES, INC.

December 18, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

000033333303000000 7   121825

The Board of Directors recommends you vote "FOR" each of the director nominees and "FOR" proposals 2, 3 and 4 and a vote for "1 YEAR" for proposal 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the four directors proposed in the accompanying proxy, each to serve a one-year term and until a successor is elected and qualified:

		FOR	AGAINST	ABSTAIN
1(a)	Bradley S. Vizi	☐	☐	☐
1(b)	Chigozie O. Amadi	☐	☐	☐
1(c)	Swarna Srinivas Kakodkar	☐	☐	☐
1(d)	Jayanth S. Komarneni	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS
5. Advisory vote regarding the frequency of future advisory votes on compensation of our named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign this Proxy exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign. When shares are held by more than one person, all should sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

ANNUAL MEETING OF STOCKHOLDERS OF

RCM TECHNOLOGIES, INC.

December 18, 2025

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-201-299-4446** from outside the US from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 p.m. Eastern time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://meetings.lumiconnect.com/200-437-837-102 (password: rcm2025) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

00003333333030000000 7   121825

The Board of Directors recommends you vote "FOR" each of the director nominees and "FOR" proposals 2, 3 and 4 and a vote for "1 YEAR" for proposal 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the four directors proposed in the accompanying proxy, each to serve a one-year term and until a successor is elected and qualified:

		FOR	AGAINST	ABSTAIN
1(a)	Bradley S. Vizi	☐	☐	☐
1(b)	Chigozie O. Amadi	☐	☐	☐
1(c)	Swarna Srinivas Kakodkar	☐	☐	☐
1(d)	Jayanth S. Komarneni	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS
5. Advisory vote regarding the frequency of future advisory votes on compensation of our named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign this Proxy exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign. When shares are held by more than one person, all should sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.